Nielsen Finance LLC

Nielsen Finance Co.

and Guarantors

85 Broad Street

New York, NY 10004

VIA EDGAR

July 25, 2013

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re:	Nielsen Finance LLC

Nielsen Finance Co.

  and Guarantors

Registration Statement on Form S-4 (File No. 333-189456)

Dear Ladies and Gentlemen:

Nielsen Finance LLC, Nielsen Finance Co. and the co-registrant guarantors listed in the above-referenced Registration Statement on Form S-4 (together, the “Registrants”), pursuant to Rule 461 under the Securities Act of 1933, as amended, hereby request that the effective date of the above-referenced Registration Statement on Form S-4 be accelerated so that the Registration Statement may become effective at 3:00 p.m., Eastern Time, on July 26, 2013, or as soon thereafter as practicable.

The Registrants hereby acknowledge that:

•

should the Securities and Exchange Commission (the “Commission”) or its staff, acting pursuant to delegated authority, declare the above-referenced Registration Statement effective, it does not foreclose the Commission from taking any action with respect to the Registration Statement;

•

the action of the Commission or its staff, acting pursuant to delegated authority, in declaring the Registration Statement effective, does not relieve the Registrants from their full responsibility for the adequacy and accuracy of the disclosure in the Registration Statement; and

•

the Registrants may not assert staff comments and the declaration of effectiveness as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

We request that we be notified of such effectiveness by telephone call to Joseph H. Kaufman of Simpson Thacher & Bartlett LLP at (212) 455-2948.

Very truly yours,

Nielsen Finance LLC

By:	*
Name:	David L. Calhoun
Title:	Chief Executive Officer

Nielsen Finance Co.

By:	*
Name:	David L. Calhoun
Title:	Chief Executive Officer

A.C. Nielsen (Argentina) S.A.

By:	*
Name:	James W. Cuminale
Title:	President and Director

A.C. Nielsen Company, LLC

By:	*
Name:	James W. Cuminale
Title:	President

ACN Holdings Inc.

By:	*
Name:	James W. Cuminale
Title:	President and Director

ACNielsen Corporation

By:	*
Name:	James W. Cuminale
Title:	President and Director

ACNielsen eRatings.com

By:	*
Name:	James W. Cuminale
Title:	President and Director

AGB Nielsen Media Research B.V.

By:	*
Name:	Marcel Rutte
Title:	Managing Director

ART Holding, L.L.C.

By: A. C. Nielsen Company, LLC, its sole member

By:	*
Name:	James W. Cuminale
Title:	President

Athenian Leasing Corporation

By:	*
Name:	James W. Cuminale
Title:	President and Director

The Cambridge Group, Inc.

By:	*
Name:	James W. Cuminale
Title:	President and Director

CZT/ACN Trademarks, L.L.C.

By:	*
Name:	James W. Cuminale
Title:	President

G4 Analytics, Inc.

By:	*
Name:	James W. Cuminale
Title:	President and Director

Marketing Analytics, Inc.

By:	*
Name:	James W. Cuminale
Title:	President and Director

NetRatings, LLC

By:	*
Name:	James W. Cuminale
Title:	President

Neurofocus, Inc.

By:	*
Name:	James W. Cuminale
Title:	President and Director

The Nielsen Company B.V.

By:	*
Name:	David L. Calhoun
Title:	Chief Executive Officer and Director

The Nielsen Company (Luxembourg) S.à r.l.

By:	*
Name:	Ruth Von Wyl
Title:	Manager A

By:	*
Name:	Lisa Longo
Title:	Manager B

The Nielsen Company Finance (Ireland) Limited

By:	*
Name:	Tim Farmer
Title:	Director

The Nielsen Company (US), LLC

By:	*
Name:	James W. Cuminale
Title:	President

Nielsen Holding and Finance B.V.

By:	*
Name:	Marcel Rutte
Title:	Managing Director

Nielsen Mobile, LLC

By:	*
Name:	James W. Cuminale
Title:	President

Nielsen National Research Group, Inc.

By:	*
Name:	James W. Cuminale
Title:	President and Director

NMR Investing I, Inc.

By:	*
Name:	James W. Cuminale
Title:	President and Director

NMR Licensing Associates, L.P.

By: NMR Investing I, Inc., its general partner

By:	*
Name:	James W. Cuminale
Title:	President and Director

The Perishables Group, Inc.

By:	*
Name:	James W. Cuminale
Title:	President and Director

TNC (US) Holdings, Inc.

By:	*
Name:	David L. Calhoun
Title:	President and Chief Executive Officer

Vizu Corporation

By:	*
Name:	James W. Cuminale
Title:	President and Director

VNU Intermediate Holding B.V.

By:	*
Name:	Marcel Rutte
Title:	Managing Director

VNU International B.V.

By:	*
Name:	Marcel Rutte
Title:	Managing Director

VNU Marketing Information, Inc.

By:	*
Name:	James W. Cuminale
Title:	President and Director

* By:	/s/ Harris Black
Name:	Harris Black
Title:	Attorney-in-fact